Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696    Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS INCLUDING INCREASE IN NET SALES
OF 19.0% OVER PRIOR YEAR QUARTER

NEWS RELEASE

Contact:	Robert Censullo
(973) 386-9696

Thursday, November 14, 2013

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the third quarter and nine months ended September 30, 2013.

For the quarter ended September 30, 2013, the Company reported net sales of $8,791,000, compared to $7,385,000 for the same period in 2012, an increase of 19.0%. Net sales in the Network Solutions segment were $6,272,000, compared to $3,087,000 for the same period in 2012, an increase of 103%. Net sales in the Test and Measurement segment were $2,519,000, compared to $4,298,000 for the same period in 2012, a decrease of 41%.

For the nine months ended September 30, 2013, the Company reported net sales of $24,293,000, compared to $21,379,000 for the same period in 2012, an increase of 13.6%. Net sales in the Network Solutions segment were $16,020,000, compared to $9,634,000 for the same period in 2012, an increase of 66%. Net sales in the Test and Measurement segment were $8,273,000, compared to $11,745,000 for the same period in 2012, a decrease of 30%.

Income before taxes for the three and nine month periods was $732,000 and $1,909,000 for 2013 compared to $726,000 and $1,917,000 for 2012, respectively.

Net Income for the three and nine month periods was $1,090,000 and $2,494,000 or $.04 and $.10 per diluted share for 2013 and $855,000 and $2,166,000 or $.03 and $.09 per diluted share for 2012, respectively.

Paul Genova CEO of Wireless Telecom Group, Inc. commented “Gains generated by strong revenue and profit growth in our Network Solutions segment were offset by softness in our Test and Measurement segment. Revenue in our Network Solutions segment for the nine months of 2013 increased 66% to $16,020,000 compared to the prior year period, while segment income increased 90% to $4,095,000 compared to the prior year period.”

Stated Genova “We believe that the product and channel investments we made in Network Solutions have been critical in driving the strong growth thus far this year. Our Test and Measurement segment experienced soft order flow during the first three quarters of 2013; however, recent order activity has been very encouraging, including a $1.1M contract award received in early August from the FAA.”

Genova continued “Operating income for the periods ended 2013 were impacted by lower revenue in our Test and Measurement segment reducing gross margins, professional fees related to our pursuit of strategic opportunities and non-cash charges related to our stock compensation plans. However, our cash position improved to $14,200,000 and we plan to continue executing our strategic plan building upon current order momentum driving towards a strong finish to 2013 with expected improvement in revenue, earnings and cash flow.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to: the contract awarded by the FAA or the Company’s ability to: drive strong growth as a result of product and channel investments made in the Company’s Network Solutions segment and to make effective future product and channel investments, continue growth in the Company’s Network Solutions business segment, improve both revenue and segment income, improve order activity, continue execution on the Company’s strategic plan, including continued revenue, earnings and cash flow improvements, increase value to the Company’s shareholders, and drive towards a strong finish to the Company’s year-end 2013. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696    Fax (973) 386-9191

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Statement of Operations Data:
Net sales	$8,791	$7,385	$24,293	$21,379

Gross profit	4,235	3,700	11,636	10,645

Operating expenses
Research and development	720	672	1,959	1,891
Sales and marketing	1,182	1,116	3,524	3,348
General and administrative	1,762	1,139	4,620	3,472
Total operating expenses	3,664	2,927	10,103	8,711

Operating income	571	773	1,533	1,934

Interest and other (income) expense	(161)	47	(376)	17

Income before income taxes	732	726	1,909	1,917

Net income	$1,090	$855	$2,494	$2,166

Net Income per common share:
Basic	$0.05	$0.04	$0.10	$0.09
Diluted	$0.04	$0.03	$0.10	$0.09

Weighted average shares outstanding:
Basic	23,980	24,233	23,903	24,323
Diluted	24,605	24,640	24,441	24,698

	September 30, 2013	December 31, 2012
	(Unaudited)
Balance Sheet Data:
Cash & cash equivalents	$14,170	$12,970

Working capital	$28,326	$26,516

Total assets	$41,177	$41,230

Total liabilities	$2,518	$5,315

Shareholders’ equity	$38,659	$35,915